Exhibit 10.1

HAMILTON BEACH BRANDS, INC.
Annual Incentive Compensation Plan - 2011

Introduction:

Hamilton Beach Brands, Inc. (the "Company") has established an Annual Incentive Compensation Plan (the "Plan") as part of a competitive compensation program for the officers and key management employees of the Employers (as defined below). This Plan is also referred to as the Short-Term Incentive Compensation Plan.

Plan Objective

The Employers desire to attract and retain talented employees to enable the Employers to meet their financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company's short-term and long-term profitability.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee:

a.	Will designate Plan Participants.

b.	Will determine the annual performance criteria which generates the incentive compensation pool.

c.	Will determine the total amount of both the target and actual annual incentive compensation pool.

d.	Will approve individual incentive compensation Awards to Participants who are officers and employees above Hay Salary Job Grade 17.

e.	May delegate to the Chief Executive Officer of the Company the power to approve incentive compensation Awards to Participants in and below Hay Salary Job Grade 17.

f.
Except as determined by the Committee, a Participant must be employed on December 31 of the Award Term in order to be entitled to receive an Award hereunder. Notwithstanding the foregoing, the Committee may approve a pro rata incentive compensation Award for Participants who terminate employment prior to December 31 of the Award Term, provided those Participants were actively at work for 90 days in the Award Term and whose employment is terminated (1) due to death, Disability, Retirement or Facility Closure or Partial Closure or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company.

The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

Determination of Corporate Incentive Compensation Pool

Each Participant in the Plan will have an individual target incentive compensation percentage which is determined by the Participant's Hay Salary Job Grade.

This percentage is multiplied by the midpoint of the Participant's Hay Salary Job Grade to determine his/her individual target incentive compensation Award.

The total of the target incentive compensation Awards of all Participants equals the target corporate incentive compensation pool (the "Target Pool"). The Target Pool is approved at the beginning of each Award Term by the Committee.

The actual incentive compensation pool (the "Actual Pool") for the Plan is determined as of the end of each Award Term based on the Company's actual performance against specific criteria established in the beginning of the Award Term by the Committee. The Target Pool is adjusted upwards or downwards by corporate performance adjustment factors to determine the Actual Pool. In no event will the actual Pool exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the Actual Pool by up to 10%, as described below.

Subject to the Committee's right to amend or terminate the Plan at any time, it is the intent of the Plan that the Actual Pool, as determined above, will be the final total corporate incentive compensation pool for Participants in this Plan. However, the Committee, in its sole discretion, may increase or decrease by up to 10% the Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to Company performance which is below the criteria established for the Award Term.

The Actual and Target Pools exclude (1) commission personnel such as salespersons, regional general managers, and manufacturers representatives and (2) any person who participates in any other incentive compensation plan of the Company for the Award Term.

Determination of Individual Incentive Compensation Awards

Hay Salary Job Grades and the corresponding target incentive percentage for each Participant in the Plan will be established at the beginning of each Award Term and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool factor. Such adjusted individual incentive compensation will then be further modified based on a Participant's performance as compared to his individual goals for the year. If a Participant's performance during the Award Term is determined to be unsatisfactory, the Committee reserves the right to reduce the Participant's Award for the Award Term to zero. The total of all individual incentive compensation Awards must not exceed the Actual Pool for the Award Term.

Payment Date/Taxes

Promptly following the Committee's approval of the final Awards, the Participant's Employer shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee and (ii) all Awards shall be paid during the period from January 1st through March 15th after the close of the Award Term. Any Award paid to a Participant under this Plan shall be subject to all applicable foreign, federal, state and local income tax, social security and other standard withholdings and deductions.

Definitions

(a)    “Award” means cash paid to a Participant under the Plan for the Award Term in an amount determined in accordance with the Plan.

(b)    “Award Term” means the period from January 1, 2011 through December 31, 2011.

(c)    "Disability" means an approved application for disability benefits under an Employer's long term disability plan or under any applicable government program.

(d)    "Employer" means the Company.

(e)    "Facility Closure or Partial Closure" means any layoff which requires a WARN Act notice in the

United States.

(f)    “Participant” means any person who is classified by the Employer as a salaried employee and in Hay Salary Job Grades 14 and above, who is not a participant in the annual sales and division incentive plans of the Company and who in the judgment of the Committee occupies a key position in which his efforts may significantly contribute to the profits or growth of the Company; provided, however, that the Committee may select any employee who is expected to contribute, or who has contributed, significantly to the Company's profitability to participate in the Plan and receive an Award hereunder; and further provided, however, that following the end of the Award Term the Committee may make one or more discretionary Awards to employees of the Employer who were not previously designated as Participants. Directors of the Company who are also employees of the Company are eligible to participate in the Plan. The Committee shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan; provided that they were first hired by an Employer prior to August 31st of an Award Term. Each Participant shall be notified that he is eligible to receive an Award and the amount of his target Award. If a Participant receives a change in salary midpoint, such Participant shall be notified of any resulting change in his target Award. Notwithstanding the foregoing, in no event shall any person who is classified by an Employer as commissioned personnel be included as a Participant in the Plan (including, without limitation, salespersons, regional general managers and manufacturers representatives).

(g)    "Retirement" means a termination of employment with the Employers at or after age 60 and the completion of 10 or more years of service with the Company or one of its subsidiaries.

General Plan Provisions

(a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

(b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Virginia.

(c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act, and the Plan shall be interpreted and administered in a manner to give effect to such intent.

(e) Limitation on Rights of Participants; No trust. No trust has been created by the Employers for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a Participant hereunder is a mere unsecured creditor of his Employer.

(f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.

(g) Effective Date. This Plan shall become effective as of January 1, 2011.

(h) Amendment and Termination. The Committee may alter or amend this Plan from time to time or terminate it in its entirety.

Change in Control.

The provisions of this Section shall apply notwithstanding any other provision of the Plan to the contrary. In the event of a “Change in Control” of the Company (as defined in The Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan, the “LTIP”) during an Award Term, the amount of the Award payable to a Participant who is employed on the date of the Change in Control (or who were actively at work for 90 days in the Award Term and whose employment is terminated due to death, Disability, Retirement or Facility Closure or Partial Closure during such Award Term and prior to the Change in Control) for such Award Term shall be equal to the Participant's target Award for such Award Term, multiplied by a fraction, the numerator of which is the number of days during the Award Term during which the Participant was employed by the Company prior to the Change in Control and the denominator of which is the number of days in the Award Term. In the event of a Change in Control, the payment date of the pro-rata target Award for the Award Term shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

2011 Performance Targets

The performance targets and graphs for the Plan are intentionally omitted.